Exhibit 12.1
VEREIT, INC. and VEREIT OPERATING PARTNERSHIP, L.P.
CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth the Company's consolidated ratios of earnings to fixed charges for the periods as shown (dollars in thousands):

	Three Months Ended March 31,		Year Ended December 31,
	2018		2017		2016		2015		2014		2013
Earnings:
Pre-tax income (loss) from continuing operations before income (loss) from equity investees	$29,183		$55,614		$(79,534)		$(143,495)		$(716,701)		$(505,620)

Add:
Fixed charges	70,593		290,218		318,033		360,215		453,216		105,644
Amortization of capitalized interest	46		46		46		41		10		2
Distributed income of equity investees	6,935		5,618		46,305		11,352		8,335		—
Less:
Interest capitalized	—		(11)		(204)		(1,208)		(330)		(82)
Preference security dividend of subsidiaries	(17,973)		(71,892)		(71,892)		(71,892)		(82,226)		(3,313)
Total earnings	$88,784		$279,593		$212,754		$155,013		$(337,696)		$(403,369)

Fixed Charges:
Interest expensed and capitalized	65,124		270,823		304,085		344,777		367,870		64,397
Amortized premiums, discounts and capitalized expenses related to indebtedness	5,249		18,699		13,186		14,823		85,108		41,233
Estimate of interest within rental expense	220		696		762		615		238		14
Total Fixed Charges	$70,593		$290,218		$318,033		$360,215		$453,216		$105,644

Ratio of earnings to fixed charges	1.26	x	0.96	x	0.67	x	0.43	x	(0.75	)x	(3.82	)x
Deficiency	$—		$10,625		$105,279		$205,202		$790,912		$509,013

Exhibit 12.1
VEREIT, INC. and VEREIT OPERATING PARTNERSHIP, L.P.
CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth the Company's consolidated ratios of earnings to fixed charges and preferred stock dividends for the periods as shown (dollars in thousands):

	Three Months Ended March 31,		Year Ended December 31,
	2018		2017		2016		2015		2014		2013
Earnings:
Pre-tax income (loss) from continuing operations before income (loss) from equity investees	$29,183		$55,614		$(79,534)		$(143,495)		$(716,701)		$(505,620)

Add:
Fixed charges	88,566		362,110		389,925		432,107		535,442		108,957
Amortization of capitalized interest	46		46		46		41		10		2
Distributed income of equity investees	6,935		5,618		46,305		11,352		8,335		—
Less:
Interest capitalized	—		(11)		(204)		(1,208)		(330)		(82)
Preference security dividend of subsidiaries	(17,973)		(71,892)		(71,892)		(71,892)		(82,226)		(3,313)
Total earnings	$106,757		$351,485		$284,646		$226,905		$(255,470)		$(400,056)

Fixed Charges:
Interest expensed and capitalized	65,124		270,823		304,085		344,777		367,870		64,397
Amortized premiums, discounts and capitalized expenses related to indebtedness	5,249		18,699		13,186		14,823		85,108		41,233
Estimate of interest within rental expense	220		696		762		615		238		14
Preference security dividend of subsidiaries	17,973		71,892		71,892		71,892		82,226		3,313
Total Fixed Charges	$88,566		$362,110		$389,925		$432,107		$535,442		$108,957

Ratio of earnings to fixed charges	1.21	x	0.97	x	0.73	x	0.53	x	(0.48	)x	(3.67	)x
Deficiency	$—		$10,625		$105,279		$205,202		$790,912		$509,013